Exhibit 10.(iii)(12)

      The Supplemental Retirement Income Plan was amended by adding the following paragraph at the end thereof:

Notwithstanding any other provision of this Supplemental Retirement Income Plan to the contrary, no participant in the Sears Pension Plan eligible for a benefit under Supplement K thereto shall receive a benefit under this plan unless such participant was (1) eligible to participate in the NOVUS Credit Services Inc. Supplemental Retirement Income Plan prior to June 30, 1993 and
(2) received compensation from SMC/SSB (as defined in Supplement K to the Sears Pension Plan) that would have been taken into account under Supplement K were it not for the limit on compensation under section 401(a)(17) of the Internal Revenue Code. Furthermore, the benefit payable from this plan to any such participant in Supplement K shall be paid in a lump sum as soon as practicable after November 1, 1997.